Exhibit 99.4

LEVEL 3 FINANCING, INC.

Offer to Exchange

Up to $700,000,000 in principal amount of

8.75% Senior Notes due 2017

for

$700,000,000 in principal amount of

8.75% Senior Notes due 2017

and

Up to $300,000,000 in principal amount of

Floating Rate Senior Notes due 2015

for

$300,000,000 in principal amount of

Floating Rate Senior Notes due 2015

To Securities Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Enclosed for your consideration is a Prospectus, dated July     , 2007 (as the same may be amended or supplemented from time to time, the “Prospectus”), of Level 3 Financing, Inc. (the “Issuer”), Level 3 Communications, Inc. (“Parent”) and Level 3 Communications, LLC and a form of Letter of Transmittal (the “Letter of Transmittal”) relating to the offers (the “Exchange Offers”) by the Issuer and Parent to exchange up to $700,000,000 in principal amount of the Issuer’s new 8.75% Senior Notes due 2017 and up to $300,000,000 in principal amount of the Issuer’s new Floating Rate Senior Notes due 2015 for the outstanding $700,000,000 in principal amount of the Issuer’s 8.75% Senior Notes due 2017 (the “8.75% Notes”) and $300,000,000 in principal amount of the Issuer’s Floating Rate Senior Notes due 2015 (the “Floating Rate Notes” and, together with the 8.75% Notes, the “Original Notes”), respectively. The Original Notes were issued and sold in transactions exempt from registration under the Securities Act of 1933, as amended.

We are asking you to contact your clients for whom you hold Original Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Original Notes registered in their own name. The Issuer and Parent will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders pursuant to the Exchange Offers. You will, however, be reimbursed by the Issuer for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Issuer and/or Parent will pay all transfer taxes, if any, applicable to the tender of Original Notes to them or their order, except as otherwise provided in the Prospectus and the Letter of Transmittal.

Enclosed are copies of the following documents:

1.	The Prospectus;

2.	A Letter of Transmittal for your use in connection with the tender of Original Notes and for the information of your clients;

3.	A form of letter that may be sent to your clients for whose accounts you hold Original Notes registered in your name or the name of your nominee, with space provided for obtaining the clients’ instructions with regard to the Exchange Offers; and

4.	A form of Notice of Guaranteed Delivery.

Your prompt action is requested. The Exchange Offers will expire at 5:00 p.m., New York City time, on                  , 2007, unless extended (the “Expiration Date”). Original Notes tendered pursuant to the Exchange Offers may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

To tender Original Notes, certificates for Original Notes or a Book-Entry Confirmation, a duly executed and properly completed Letter of Transmittal or a facsimile thereof, and any other required documents, must be received by the Exchange Agent as provided in the Prospectus and the Letter of Transmittal.

Additional copies of the enclosed material may be obtained from The Bank of New York, the Exchange Agent, by calling (212) 815-2742.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY PERSON AN AGENT OF THE ISSUER, PARENT OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFERS EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.